EXHIBIT 5.1
OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP
January 31, 2008
Broadcom Corporation
5300 California Avenue
Irvine, CA 92617

Re:	Broadcom Corporation — Registration Statement for Offering of 29,549,217 Shares of Class A Common Stock
     Dear Ladies and Gentlemen:
     We have acted as counsel to Broadcom Corporation, a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of the following shares of the Company’s Class A common stock (the “Shares”): (i) an additional 24,176,632 Shares for issuance under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated (the “Broadcom Incentive Plan”), (ii) an additional 4,029,439 Shares for issuance under the Broadcom Corporation 1998 Employee Stock Purchase Plan, as amended and restated (the “Broadcom Employee Stock Purchase Plan”), and (iii) an additional 1,343,146 Shares for issuance under the Broadcom Corporation 2007 International Employee Stock Purchase Plan, as amended (the “Broadcom International Employee Stock Purchase Plan” and, collectively with the Broadcom Incentive Plan and the Broadcom Employee Stock Purchase Plan, the “Plans”).
     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
     We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plans, including the automatic share increase provisions in effect under such Plans. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the applicable consideration therefor received) pursuant to the provisions of (a) duly authorized award agreements under the Broadcom Incentive Plan and in accordance with the Registration Statement, (b) duly authorized stock purchase rights under the Broadcom Employee Stock Purchase Plan and in accordance with the Registration Statement or (c) duly authorized stock purchase rights under the Broadcom International Employee Stock Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable shares of the Company’s Class A common stock.
     We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.
     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans or the Shares registered on the Registration Statement.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP